June 13, 2017

Via Edgar

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attention:	Pamela Long, Assistant Director Craig Slivka, Staff Attorney Frank Pigott, Staff Attorney

Re:	SG Blocks, Inc. Request to Delay Effectiveness Registration Statement on Form S-1 File No. 333-215922

Ladies and Gentlemen,

SG Blocks, Inc., a Delaware corporation (the “Company”), hereby withdraws its acceleration request dated June 9, 2017 relating to its Registration Statement on Form S-1 (File No. 333-215922) (the “Registration Statement”) and respectfully requests that the Securities and Exchange Commission (the “Commission”) take appropriate action to delay declaring the above-referenced Registration Statement effective until such time as may be requested orally or in writing after the date hereof pursuant to Rule 461 of the Securities Act of 1933, as amended, by an officer of the Company.

If you have any questions regarding the foregoing, please contact David D. Watson of Thompson Hine LLP, our counsel, by telephone at (216) 566-5598.

Respectfully, /s/ Mahesh Shetty Mahesh Shetty Chief Financial Officer

cc: David Watson, Esq., Thompson Hine LLP